UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2018

Instructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37629	26-3505687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6330 South 3000 East, Suite 700 Salt Lake City, UT	84121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 203-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dan Goldsmith

On May 8, 2018, Instructure, Inc. (“Instructure”) announced the appointment of Dan Goldsmith as President, effective June 4, 2018.

Pursuant to the terms of an Offer Letter dated May 4, 2018 (the “Offer Letter”), Mr. Goldsmith’s initial base salary will be $440,000 per year.  Mr. Goldsmith will also be eligible to participate in Instructure’s annual executive bonus program at a target rate of 100% of his annual salary.  Mr. Goldsmith will be entitled to a lump sum relocation support advance of $75,000 in the event that he moves to Utah in his first year of employment. If Mr. Goldsmith leaves Instructure voluntarily prior to 12 months from the date of hire, he will be responsible for reimbursing Instructure 1/12th of such relocation support amount for each month remaining in the 12-month period. Mr. Goldsmith will also be entitled to certain commuting travel and housing expenses.

Mr. Goldsmith will be granted restricted stock units (the “RSUs”) with an initial value of $5.5 million and stock options (the “Options”) with an initial value of $2.0 million, each pursuant to Instructure’s 2015 Equity Incentive Plan. Each of the RSUs and Options will vest twenty-five percent (25%) on the first anniversary of the vesting commencement date, with the then-unvested portion of each grant vesting in equal quarterly installments over the next twelve (12) quarters thereafter. The vesting commencement date for the RSUs and Options will begin on the first quarterly vesting date (March 1st, June 1st, September 1st, December 1st) following approval of the Instructure Board of Directors (the “Board”).  Mr. Goldsmith will also be eligible to receive an annual performance equity grant with a target value of up to $1.0 million per year, vesting over four years, (prorated to $0.5 million for the 2018 plan year) based on meeting specific financial and other objectives as determined by the Board.

The foregoing summary of the Offer Letter is not intended to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Mr. Goldsmith also entered into an Executive Agreement with the Company, effective June 4, 2018 (the “Executive Agreement”), which provides that if Mr. Goldsmith’s employment terminated for any reason other than cause, death or disability or Mr. Goldsmith voluntarily resigns for good reason, he is entitled to receive certain benefits.  The form of Executive Agreement has been filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on October 9, 2015.

Mr. Goldsmith has served as Executive Vice President of Global Accounts of Veeva Systems Inc., a cloud provider for life sciences, since March 2016.  From January 2014 to March 2016, Mr. Goldsmith served as Chief Strategy Officer of Veeva, and from April 2010 to January 2014, Mr. Goldsmith served as General Manager, Europe and Emerging Markets at Veeva.  Prior to his time at Veeva, Mr. Goldsmith held leadership positions at Accenture, PricewaterhouseCoopers and IBM. Mr. Goldsmith holds a Bachelor of Science degree in mechanical engineering from the University of Rochester.

Departure of Mitch Macfarlane

On May 7, 2018, Instructure and Mitch Macfarlane reached the mutual decision to have Mr. Macfarlane step down as Chief Operating Officer.  Mr. Macfarlane will continue with the Company as Chief Operating Officer in a transition role through June 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Instructure, Inc.

Dated: May 8, 2018
	By:	/s/ Matthew A. Kaminer
Matthew A. Kaminer
Senior Vice President, General Counsel and Secretary